For Further Information
                                        Richard A. Nunemaker,
                                        Vice President, Finance, and CFO, or
                                        Raymond A. Jean,
                                        President and CEO
                                        (630) 420-0400

FOR IMMEDIATE RELEASE
TUESDAY, FEBRUARY 2, 1999

VARLEN ELECTS

JEAN TO CHIEF EXECUTIVE OFFICER


Wellek to Remain as Chairman of the Board



NAPERVILLE, IL, February 2 -- Varlen Corporation
(NASDAQ:VRLN), a leader in transportation products and petroleum analyzers, today announced Raymond A.
Jean's promotion to chief executive officer, in addition to his current position as president and a director. Richard L. Wellek has retired as the company's chief executive officer but will remain its nonexecutive chairman of the board. These changes are a part of Varlen's management succession plan, announced in May 1998.

Growth Strategies in Place at All Operations

"Under Dick Wellek's leadership, Varlen outperformed its markets by developing strong brand identities, superior process technology, and effective productivity programs," Jean said. "We will build on this position through the growth strategies in place at each of our businesses. For example, we will continue to increase the content per vehicle in our heavy-duty truck and trailer business by partnering with our large OEM customers to help them reduce the weight of their vehicles. At our railroad products group, we expect to continue benefiting from leading share positions and healthy U.S. market conditions while capitalizing on growth opportunities through strategic acquisitions made in Europe in recent years. Our automotive unit should see higher sales as we offer more engineered components and solutions, particularly to the expanding light truck and sport utility vehicle market -- including our Means one-way clutch. The petroleum analyzer operation should benefit from the new technology platform we acquired in late 1997. As a result, we believe Varlen will have another strong year in 1999 and continue to outperform its markets in the coming years."


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"Ray Jean has played an integral role in developing
Varlen's goals and growth strategies over the last 10 years," said Wellek. "The board of directors and I are pleased to have a person with his leadership skills, strategic acumen and great knowledge of Varlen and its markets at the helm of our company."

Jean, 56, was elected to the board of directors in August 1997 after having been promoted to president in May of that year. He had been executive vice president and chief operating officer since 1993, with operating responsibilities for all Varlen's subsidiaries. Jean joined Varlen in 1988, serving as group vice president until his promotion in 1993. Before coming to Varlen, Jean held a number of executive positions with Pneumo/Abex
Corp., a subsidiary of IC Industries, where his latest position was as group vice president, fluid power. Prior to this, Jean held senior management positions with Evans Products Co.; Gulf & Western,
Inc.; and Allis-Chalmers Corp. He holds a bachelor's degree in engineering physics from the University of Maine, and a master's degree in business administration from the University of Chicago.
Jean serves on the board for Lindberg Corporation and is a member of the Society of Manufacturing
Engineering and the Economic Club of Chicago. He and his wife Louise have three adult children and live in Lake Forest, Illinois.
Wellek, 60, joined Varlen in 1972 when it acquired a company where he was an executive. He was elected chairman of the board in May 1997, in addition to his post as chief executive officer, which Wellek had filled since being named president in December 1983.
Prior to this, he was group executive -- metals, and before that held a series of senior management positions with a company subsidiary. Wellek is a graduate of the University of Illinois College of Commerce and Business Administration, with a bachelor's degree in industrial management. After graduation, he served as an officer in the United
States Air Force for three years. Wellek and his wife Susan have three grown children and live in Northbrook, Illinois.
Varlen is a leading manufacturer of precision engineered transportation products for the railroad, heavy-duty truck/trailer and automotive industries, and of petroleum analyzers. The company, headquartered in a Chicago suburb, manufactures its products in 29 facilities in the United States and Europe and sells them to customers around the world.
Varlen's common stock is traded on Nasdaq's National
Market under the symbol VRLN.

This news release contains forward-looking statements that are based on assumptions about a number of important factors and involve risks and uncertainties that could cause actual results to differ materially from what appears here. These risk factors specific to this news release include reversal of market trends, decreased demand for products, loss of key customers, plus additional factors that may be detailed from time to time in Varlen's Securities and Exchange Commission filings. Varlen assumes no obligation to update its forward-looking statements.

For Further Information on Varlen by FAX, Dial 1-800-PRO-INFO, ext. VRLN or Visit www.frbinc.com on the INTERNET

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